Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
Natalie Badillo	Taryn Unruh
Cymer, Inc.	Formula
(858) 385-6097	(619) 234-0345
nbadillo@cymer.com	unruh@formulapr.com

CYMER REPORTS FOURTH QUARTER AND 2011 OPERATING RESULTS

SAN DIEGO, Calif., February 2, 2012 - Cymer, Inc. (Nasdaq: CYMI), the world’s leading supplier of light sources used by chipmakers to manufacture advanced semiconductor devices, today announced operating results for the fourth quarter and year ended December 31, 2011.

For the fourth quarter of 2011:

•

net income totaled $12.5 million, equal to $0.40 per share (diluted), compared to net income of $32.9 million, equal to $1.08 per share (diluted) in the fourth quarter of 2010 and net income of $11.3 million, equal to $0.36 per share (diluted), in the third quarter of 2011.

•	revenue totaled $152.9 million compared to revenue of $146.9 million in the fourth quarter of 2010, and revenue of $128.7 million in the third quarter of 2011.

For the year ended December 31, 2011:

•	net income totaled $80.2 million equal to $2.58 per share (diluted), compared to net income of $91.0 million, equal to $3.02 per share (diluted) for the year ended December 31, 2010.

•	revenue totaled $594.2 million compared to revenue of $534.2 million in the prior year.

Commenting on results, Bob Akins, Cymer’s chief executive officer, said, “In 2011 we achieved record company revenue and delivered targeted margins while significantly increasing our investment in extreme ultraviolet (EUV) source technology. In the fourth quarter, deep ultraviolet (DUV) pulses at chipmakers remained high. We also began delivering product enhancements increasing customer realized value for OnPulse covered light sources. DUV light source shipments increased from third quarter levels and we were pleased to have received customer acceptance on three of the six 3100 EUV sources we have shipped to date. During the fourth quarter we also completed installation of our first TCZ Gen 5 system at a leading display manufacturer.”

In the fourth quarter of 2011, the company shipped 32 light sources, of which 18 were KrF and 14 were ArF immersion, and the company installed 33 DUV light sources at chipmaker locations. Gross profit was $76.4 million for the fourth quarter of 2011, yielding a 50 percent gross margin. Total operating expenses, which include research and development and selling and administrative expenses, were $54.8 million. Total operating income was $21.6 million or 14.1 percent of revenue. The 2011 effective tax rate was 26 percent, resulting in a fourth quarter effective tax rate of 42 percent. This rate was higher than originally planned due to lower than anticipated annual R&D tax credits and higher than forecasted fourth quarter pre-tax income.

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CYMER REPORTS FOURTH QUARTER AND 2011 OPERATING RESULTS	Page 2 of 6

DUV and Installed Base Products (IBP) bookings for the fourth quarter of 2011 totaled $125 million, resulting in a book-to-bill ratio of 0.96. Forty-two percent of the DUV bookings were ArF immersion and 58 percent were KrF. The company ended the quarter with a DUV backlog of approximately $48 million.

For the full year 2011, the company shipped 154 DUV light sources, of which 88 were ArF immersion, 61 were KrF, and 5 were ArF dry. The company reported gross profit of $305.1 million for the full year 2011, yielding a 51.4 percent gross margin. Total operating expenses for the year of $197.6 million includes research and development, selling and administrative expenses. Total operating income was $107.6 million or 18.1 percent of revenue.

As of December 31, 2011, cash and investments totaled approximately $324 million, an increase of approximately $107 million from December 31, 2010.

Company Outlook

Commenting on the outlook for the first quarter of 2012, Akins stated, “We expect Installed Base Products revenue to remain at or above the prior quarter level led by installed base growth, increased ArF pulses and light source product enhancements. We anticipate shipping a similar number of DUV ArF Immersion light sources, as compared to last quarter, but a lower number of KrF. We also anticipate recognizing revenue on our fourth 3100 EUV source and our third TCZ system. We will continue to invest in EUV development resources, manufacturing capacity, and field support. We view 2012 as a pivotal year for advancing power and performance for 3100 fielded sources and 3300 source demand.”

Based on information available at this time, Cymer is providing the following guidance for the first quarter of 2012:

•	Revenue to be approximately $138 million.

•	Gross margin to be approximately 48 to 49 percent.

•	R&D expenses to be approximately $39 to $41 million dollars.

•	SG&A expenses to be approximately $16.5 million.

•	The effective tax rate to be approximately 32 percent.

Cymer’s management will hold a conference call at 2:00 pm (PDT) today, February 2, 2012, to discuss fourth quarter and 2011 operating results and first quarter 2012 guidance. This press release, the conference call and accompanying slides may be accessed on the investor relations page of the company’s Web site at www.cymer.com.

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CYMER REPORTS FOURTH QUARTER AND 2011 OPERATING RESULTS	Page 3 of 6

Forward Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to statements regarding the development and performance of the company’s EUV source technology, the company’s development of and manufacturing capability for its silicon crystallization tool for the display industry, expectations for DUV pulses and growth in Installed Base Products revenue, and the statements under the caption “Company Outlook” above. These statements are predictions based on current information and expectations and involve a number of risks and uncertainties. In addition, statements regarding backlog and book-to-bill ratios should not be read as predictions or projections of future performance. Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to: the risk that the company’s EUV 3100 sources, which are still under development and not capable of supporting the commercial production of integrated circuits, may not meet customer specifications or may have reliability or performance problems; the risk that commercial EUV systems may not be introduced by the company on time, or at all; the risk that a competitor’s EUV or other source may be selected over the company’s EUV source; the demand for semiconductors in general, and, in particular, for leading-edge devices with smaller geometries; cyclicality in the market for semiconductor manufacturing equipment; the timing of customer orders, shipments and acceptances; delays or cancellations by customers of their orders; the performance and market acceptance of the company’s new products or technologies; new and enhanced product offerings by competitors; the company’s ability to meet its production and product development schedules; the rate at which semiconductor manufacturers adopt new technologies and purchase and take delivery of photolithography tools from the company’s customers; the company’s ability to secure adequate supplies of critical components for its advanced products; the company’s ability to manage its expense levels and unanticipated expenses; the company’s ability to achieve its forecasted gross margin which includes its ability to absorb manufacturing costs; the company’s ability to align its cost structure with forecasted business levels; the company’s ability to manage its foreign currency exposure; the performance and conditions in the United States and world financial markets; the policies and actions of the United States and other governments; and general economic conditions. For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

About Cymer

Cymer, Inc. (Nasdaq: CYMI) is the market leader in developing light sources, used by chipmakers worldwide to pattern advanced semiconductor chips, and is pioneering a new silicon crystallization tool for the display industry. Cymer’s light sources have been widely adopted by the world’s top chipmakers and the company’s installed base comprises approximately 3,750 systems. Continuing its legacy of leadership, Cymer is currently pioneering the industry’s transition to EUV lithography, the next viable step on the technology roadmap for the creation of smaller, faster chips. The company is headquartered in San Diego, Calif., and supports its customers from numerous offices around the globe. Cymer maintains a Web site to which it regularly posts press releases, SEC filings, and additional information about Cymer. Interested persons can also subscribe to automated e-mail alerts or RSS feeds. Please visit www.cymer.com.

Cymer and all other Cymer product or service names used herein are either registered trademarks or trademarks of Cymer, Inc. Any other marks mentioned herein are the property of their respective holders.

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CYMER REPORTS FOURTH QUARTER AND 2011 OPERATING RESULTS	Page 4 of 6

CYMER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenue	$152,880	$146,854	$594,212	$534,209
Cost of revenue	76,504	68,859	289,076	261,442

Gross profit	76,376	77,995	305,136	272,767

Operating expenses:
Research and development	37,164	25,043	130,638	89,193
Sales and marketing	6,900	5,464	25,126	22,656
General and administrative	10,708	10,352	41,793	39,802

Total operating expenses	54,772	40,859	197,557	151,651

Operating income	21,604	37,136	107,579	121,116

Other income (expense):
Foreign currency exchange (loss) gain	(133)	11	742	(6)
Interest income	381	132	848	524
Interest expense	(220)	(189)	(741)	(605)
Other income	6	9	6	55

Total other income (expense)	34	(37)	855	(32)

Income before income taxes	21,638	37,099	108,434	121,084
Income tax expense	9,167	4,236	28,193	30,271

Net income	$12,471	$32,863	$80,241	$90,813

Net loss attributable to noncontrolling interest in subsidiary	—	—	—	148

Net income attributable to Cymer, Inc.	$12,471	$32,863	$80,241	$90,961

Earnings per share:
Basic	$0.41	$1.11	$2.63	$3.05

Diluted	$0.40	$1.08	$2.58	$3.02

Weighted average shares outstanding:
Basic	30,588	29,710	30,469	29,777

Diluted	31,289	30,351	31,101	30,124

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CYMER REPORTS FOURTH QUARTER AND 2011 OPERATING RESULTS	Page 5 of 6

CYMER, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$125,027	$154,312
Restricted cash	5,903	—
Short-term investments	124,712	54,964
Accounts receivable, net	123,970	127,747
Inventories	221,740	213,002
Deferred income taxes	26,963	11,961
Other current assets	35,601	55,027

Total current assets	663,916	617,013
Long-term investments	73,811	7,506
Property, plant and equipment, net	119,015	104,705
Deferred income taxes	34,591	35,690
Goodwill	16,792	8,833
Intangible assets, net	9,928	7,645
Other assets	9,691	5,939

Total assets	$927,744	$787,331

LIABILITIES
Current liabilities:
Accounts payable	$38,876	$27,731
Deferred revenue	56,546	30,593
Deferred income taxes	171	—
Other current liabilities	49,619	68,121

Total current liabilities	145,212	126,445
Deferred revenue	5,871	690
Deferred income taxes	1,463	21
Other liabilities	27,255	21,920

Total liabilities	179,801	149,076

EQUITY
Cymer, Inc. stockholders’ equity:
Preferred stock	—	—
Common stock	44	43
Additional paid-in capital	658,755	620,272
Treasury stock	(492,890)	(492,890)
Accumulated other comprehensive loss	(11,918)	(2,881)
Retained earnings	593,952	513,711

Total equity	747,943	638,255

Total liabilities and equity	$927,744	$787,331

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CYMER REPORTS FOURTH QUARTER AND 2011 OPERATING RESULTS	Page 6 of 6

CYMER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Years Ended
	December 31,
	2011	2010
Operating activities:
Net income	$80,241	$90,813
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	20,291	19,223
Stock-based compensation	18,118	10,603
Bad debt recoveries	(306)	(843)
Excess tax benefits from stock option exercises	(4,017)	(2,087)
Provision for deferred income taxes	(8,929)	12,755
Loss on disposal or impairment of property, plant and equipment	127	609
Change in assets and liabilities:
Restricted cash	(5,903)	1,235
Accounts receivable	3,885	(48,659)
Accounts receivable, related party	—	732
Inventories	(14,678)	(30,698)
Other assets	14,894	(27,947)
Accounts payable	8,857	7,976
Accounts payable, related party	—	(9,284)
Deferred revenue	28,806	8,665
Other liabilities	(24,927)	21,395

Net cash provided by operating activities	116,459	54,488

Investing activities:
Acquisition of property, plant and equipment	(25,250)	(15,810)
Cash paid for acquisition of eDiag, net of cash acquired	(3,785)	—
Purchases of investments	(305,172)	(100,056)
Proceeds from sold or matured investments	167,986	105,211

Net cash used in investing activities	(166,221)	(10,655)

Financing activities:
Proceeds from issuance of common stock	16,320	9,446
Purchase of noncontrolling interest	—	(2,186)
Excess tax benefits from stock option exercises	4,017	2,087
Repurchase of common stock into treasury	—	(19,310)
Payments under capital lease obligations	(155)	—

Net cash provided by (used in) financing activities	20,182	(9,963)

Effect of exchange rate changes on cash and cash equivalents	295	2,061

Net (decrease) increase in cash and cash equivalents	(29,285)	35,931
Cash and cash equivalents at beginning of the year	154,312	118,381

Cash and cash equivalents at end of the year	$125,027	$154,312

Supplemental disclosure of cash flow information:
Interest paid	$234	$405

Income taxes paid	$35,070	$42,295

Supplemental disclosure of non-cash operating, investing and financing activities:

Net increase (decrease) in acquisition of property and equipment included in accounts payable	$1,443	$(1,774)

Net decrease (increase) in in-transit proceeds from issuance of common stock	$41	$(11)

Property and equipment acquired under capital lease obligations	$738	$136

Future install payments for acquisition of eDiag	$8,412	$—

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